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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ITT EDUCATIONAL SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2002

Notice of
Annual Meeting
and
Proxy Statement

ITT Educational Services, Inc.

ITT EDUCATIONAL SERVICES, INC.
5975 Castle Creek Parkway, N. Dr.
P.O. Box 50466
Indianapolis, IN 46250-0466

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2002

        The 2002 Annual Meeting of Shareholders of ITT Educational Services, Inc. ("ESI") will be held at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036, on Friday, May 10, 2002, at 10:00 a.m., local time, for the following purposes:

  1.
  To elect three Directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are elected and have qualified.

  2.
  To act upon such other matters that may properly come before the meeting.

        All shareholders of record at the close of business on March 11, 2002 will be entitled to vote at the meeting.

        It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                      By Order of the Board of Directors,

                      Clark D. Elwood
                       Senior Vice President, General Counsel and Secretary

ITT Educational Services, Inc.
5975 Castle Creek Parkway, N. Drive
P.O. Box 50466
Indianapolis, IN 46250-0466

PROXY STATEMENT
Annual Meeting of Shareholders
May 10, 2002

        This Proxy Statement and accompanying proxy are being sent to shareholders on or about March 22, 2002 in connection with the solicitation by the Board of Directors of ITT Educational Services, Inc. ("ESI," "we" or "us") of proxies to be voted at the 2002 Annual Meeting of Shareholders to be held at 10:00 a.m., local time, Friday, May 10, 2002, at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036, for the purposes set forth in the accompanying Notice.

        The accompanying proxy represents all of the shares of ESI common stock, $0.01 par value per share (the "ESI Common Stock"), you are entitled to vote at the meeting. Each of the shares of ESI Common Stock outstanding at the close of business on March 11, 2002, the record date for the meeting, are entitled to one vote at the meeting. Shareholders holding a majority of such shares must be present at the meeting, whether in person or by proxy, in order to constitute a quorum for the transaction of business. As of February 27, 2002, 22,978,791 shares of ESI Common Stock were issued and outstanding.

        If you execute and return the enclosed form of proxy, you may revoke it at any time before it is exercised. You can revoke your proxy by giving us written notice of revocation, executing a subsequently dated proxy and delivering it to us, or attending the meeting and voting in person. Unless revoked, your proxy will be voted at the meeting in accordance with your instructions specified on the proxy. If your proxy does not contain any instructions, your proxy will be voted at the meeting for the election as Directors of the nominees listed under the caption "Election of Directors." The election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, neither broker non-votes nor abstentions will affect the determination of whether a nominee will be elected.

        Our Board of Directors is not aware of any matters, other than those described below, which are to be voted on at the meeting. If any other matters are properly raised at the meeting, however, the persons named in the enclosed form of proxy intend to vote the proxy in accordance with their judgment on such matters.

        Officers, Directors and other employees of ESI may solicit proxies by telephone, electronic mail, facsimile or mail, or by meetings with shareholders or their representatives. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. We will pay all expenses of solicitation of proxies. In addition, we have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies for a fee of approximately $6,000, plus reimbursement for its out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Georgeson Shareholder Communications, Inc. will perform a broker search, distribute proxy materials to beneficial owners and solicit voted proxies from banks, brokers, nominees and intermediaries.

ELECTION OF DIRECTORS

        Our Board of Directors currently consists of nine Directors divided into three classes. Each class contains three Directors. There is currently a vacancy in the third class of Directors. The term of one class expires each year. Generally, each Director serves until the annual meeting of shareholders held in the year that is three years after the Director's election and thereafter until the Director's successor is elected and has qualified.

        At the meeting, three Directors are to be elected to hold office for a three-year term to expire at the 2005 Annual Meeting of Shareholders and until their successors are elected and have qualified. The persons named in the accompanying proxy intend to vote such proxy for the election to the Board of Directors of John E. Dean, Omer E. Waddles and Vin Weber, the current Directors whose terms expire this year, unless you direct them to vote otherwise.

        Each of the nominees has consented to serve as a Director. If for any reason a nominee should become unable or unwilling to accept nomination or election, the persons named in the accompanying proxy intend to vote the proxy for the election of such other person as our Board may recommend. Alternatively, our Board may reduce the number of Directors to eliminate the vacancy.

        A brief summary of each Director's principal occupation, business affiliations and other information follows. Unless otherwise indicated, each Director's principal occupation has been the same for the past five years. There is no family relationship between any of our Directors or executive officers.

Nominees for Director

  Term Expiring at the 2005 Annual Meeting.

        John E. Dean, age 51, is a founding partner of the Washington, D.C. law firm Dean Blakey & Moskowitz, established July 1995. Mr. Dean has been a Director of ESI since December 1994.

        Omer E. Waddles, age 42, has served as President and Chief Operating Officer of ESI since January 2002. From April 1999 through December 2001, he served as Executive Vice President of ESI. Mr. Waddles served as president of the Career College Association, a trade association, from October 1996 through March 1999. Mr. Waddles was appointed as a Director of ESI in January 2002 to fill a vacancy created by an expansion of our Board from eight to nine Directors.

        Vin Weber, age 49, has been a partner at Clark & Weinstock Inc., a Washington, D.C. management and public policy consulting firm, since 1994. He is vice chairman and co-founder of Empower America, a public interest group. Mr. Weber is also a senior fellow at the University of Minnesota's Humphrey Institute of Public Affairs and co-director of the Institute's Policy Forum. He is also a director of Department 56, Inc. and OneLink Communications, Inc. Mr. Weber has been a Director of ESI since December 1994.

        The Board of Directors recommends a vote FOR each of the nominees listed above.

Directors Continuing in Office

  Term Expiring at the 2003 Annual Meeting.

        Rand V. Araskog, age 70, served as chairman and chief executive of ITT Corporation, a Nevada corporation ("ITT"), a hotel, gaming and entertainment company, from December 1995, and chairman of ITT Sheraton Corporation ("ITT Sheraton"), a hotel and gaming company and a subsidiary of ITT, and Caesar's World, Inc., a gaming company and a subsidiary of ITT, from December 1996 until his retirement in February 1998. He is also a director of The Hartford Financial Services Group, Inc., ITT Industries, Inc., Dow Jones & Company, Inc. and Rayonier, Inc. Mr. Araskog has been a Director of ESI since April 1994.

        Daniel P. Weadock, age 62, has served as president of The International, a golf resort and conference center in Bolton, MA, since January 1999. He served as special assistant to the chairman of Starwood Hotels & Resorts Worldwide, Inc. ("Starwood, Inc."), a hotel and resort company, from March 1998 through December 1998. Mr. Weadock served as president and chief executive officer of ITT Sheraton from January 1995 through February 1998. He served as senior vice president of ITT from December 1995 through February 1998. Mr. Weadock has been a Director of ESI since April 1999.

  Term Expiring at the 2004 Annual Meeting.

        Rene R. Champagne, age 60, has served as Chairman of ESI since October 1994 and Chief Executive Officer of ESI since September 1985. From September 1985 through December 2001, he also served as President of ESI. Mr. Champagne has been a Director of ESI since October 1985.

        James D. Fowler, Jr., age 57, has served as senior vice president and director, human resources of ITT Industries, Inc., an Indiana corporation ("Old ITT"), an industrial, commercial machinery and equipment company, since November 2000. Mr. Fowler served as president of Fowler & Associates, a consulting firm based in the Washington, D.C. area, from February 1996 through October 2000. He also served as president of the Executive Leadership Council and Foundation ("ELCF"), a non-profit, non-partisan charitable and educational organization, from February 2000 through October 2000 and executive director and administrator of the ELCF from October 1997 through January 2000. Mr. Fowler has been a Director of ESI since April 1994.

        Harris N. Miller, age 50, has served as president of the Information Technology Association of America, a trade association, since April 1995, and as president of the World Information Technology and Services Alliance, an association of trade associations, since April 1995. Mr. Miller has been a Director of ESI since July 1999.

Meetings and Committees of the Board of Directors

        During 2001, there were five regular meetings and two special meetings of the Board of Directors. Each of the Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the standing Board committees on which he served. The standing committees of the Board of Directors are the Audit and Corporate Governance Committee, the Compensation Committee and the Nominating Committee.

  The Audit and Corporate Governance Committee:

  •
  supports the independence of our independent and internal auditors and the objectivity of our financial statements;

  •
  reviews our annual financial statements and our principal policies for accounting, internal control and financial reporting;

  •
  recommends to the Board of Directors the engagement or discharge of the independent auditors;

  •
  reviews with the independent auditors the plan, scope and timing of their audit;

  •
  reviews the independent auditors' fees and reviews with management the independent auditors' report after completion of the audit;

  •
  reviews and considers major claims and litigation as well as legal, regulatory and related governmental policy matters that affect us;

  •
  reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business integrity and ethics, conflicts of interest and environmental matters; and

  •
  performs other functions as detailed in the Committee's charter.

        The Audit and Corporate Governance Committee held four meetings during 2001. The members of the Audit and Corporate Governance Committee are Rand V. Araskog, John E. Dean, Harris N. Miller and Daniel P. Weadock. Each of the members of the Audit and Corporate Governance Committee is independent, as defined in Sections 303.01 (B)(2)(a) and (3) of the New York Stock Exchange Listed Company Manual. Our Board of Directors has adopted a written charter for the Audit and Corporate Governance Committee.

  The Compensation Committee:

  •
  reviews and makes recommendations to the Board of Directors with respect to the direct and indirect compensation and employee benefits of our Chairman and other elected officers;

  •
  reviews, administers and makes recommendations to the Board of Directors with respect to any incentive plans and bonus plans that include elected officers;

  •
  reviews management's long-range planning for executive development and succession and administers the executive compensation program;

  •
  reviews all proposed new or amended employee benefit plans;

  •
  administers the incentive stock plans for employees; and

  •
  performs certain other review functions relating to management compensation and employee relations policies.

        The Compensation Committee held three meetings during 2001. The members of the Compensation Committee are James D. Fowler, Jr., Daniel P. Weadock and Vin Weber.

  The Nominating Committee:

  •
  makes recommendations concerning the organization, size and composition of our Board of Directors and its standing committees;

  •
  proposes nominees for election to our Board and its standing committees; and

  •
  considers the qualifications, compensation and retirement of our Directors.

        The Nominating Committee held one meeting during 2001. The members of the Nominating Committee are James D. Fowler, Jr., Harris N. Miller and Vin Weber. In considering persons to nominate for election as Directors, the Nominating Committee will entertain recommendations from shareholders that are submitted in writing to ESI in accordance with the procedures set forth in the By-Laws.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Corporate Governance Committee Report

        The Committee oversees ESI's financial reporting process on behalf of the Board of Directors. ESI management has the primary responsibility for ESI's financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP ("PWC"), who is ESI's independent auditor, is responsible for expressing an opinion on the conformity of ESI's audited financial statements with generally accepted accounting principles. The Committee has reviewed and discussed with ESI management and PWC the audited financial statements for ESI's 2001 fiscal year.

        In 2001 the Committee discussed with PWC the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees). This discussion involved certain information relating to PWC's judgments about the quality, not just the acceptability, of ESI's accounting principles and included such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

        The Committee also received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PWC its independence from ESI and ESI's management. In addition, the Committee considered whether PWC's independence would be jeopardized by providing non-audit services to ESI.

        In reliance on the review and discussions referred to above, the Committee recommended to the ESI Board of Directors, and the Board has approved, that the audited financial statements for ESI's 2001 fiscal year be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission ("SEC").

                      Audit and Corporate Governance Committee
                      Rand V. Araskog
                      John E. Dean
                      Harris N. Miller
                      Daniel P. Weadock

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Audit and Corporate Governance Committee Report shall not be incorporated by reference in any such filings.

Audit Fees

        In aggregate, PWC's fees were $208,000 for the professional services rendered by PWC in auditing our annual consolidated financial statements for our 2001 fiscal year and reviewing our financial statements included in our 2001 quarterly reports on Form 10-Q which were filed with the SEC.

Financial Information Systems Design and Implementation Fees

        PWC did not render any information technology services to us in 2001 relating to: (a) the operation of our information systems or the management of our local area network; or (b) the design or implementation of a hardware or software system that aggregates data underlying the financial statements or otherwise generates information significant to our financial statements.

All Other Fees

        In aggregate, PWC billed us $474,400 in fees that are in addition to those specified above in "—Audit Fees" and "—Financial Information Systems Design and Implementation Fees" for services rendered by PWC in 2001. Those fees included, without limitation, $336,074 for compliance audits relating to our participation in federal and state student financial aid programs, actuarial services, preparation of federal and state tax returns and audits of employee benefit plans.

Reappointment

        In accordance with the recommendation of the Audit and Corporate Governance Committee, the Board of Directors has reappointed PWC as our independent auditors for 2002. A PWC representative is not expected to attend the meeting. Our Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit and Corporate Governance Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires our executive officers and Directors, and persons who own more than 10% of ESI Common Stock, to file reports of ownership with the SEC. These persons also are required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during 2001, all of our executive officers, Directors and greater than 10% shareholders complied with all applicable filing requirements.

EXECUTIVE OFFICERS

Name	Age	Position
Rene R. Champagne	60	Chairman and Chief Executive Officer
Omer E. Waddles	42	President and Chief Operating Officer
Gene A. Baugh	59	Senior Vice President and Chief Financial Officer
Clark D. Elwood	41	Senior Vice President, General Counsel and Secretary
Edward G. Hartigan	62	Senior Vice President
Thomas W. Lauer	55	Senior Vice President

        Rene R. Champagne has served as Chairman of ESI since October 1994 and Chief Executive Officer of ESI since September 1985. From September 1985 through December 2001, he also served as President of ESI. Mr. Champagne has been a Director of ESI since October 1985.

        Omer E. Waddles has served as President and Chief Operating Officer of ESI since January 2002. From April 1999 through December 2001, he served as Executive Vice President of ESI. Mr. Waddles served as president of the Career College Association, a trade association, from October 1996 through March 1999. Mr. Waddles has been a Director of ESI since January 2002.

        Gene A. Baugh has served as Chief Financial Officer of ESI since December 1996 and Senior Vice President of ESI since January 1993.

        Clark D. Elwood has served as Senior Vice President of ESI since December 1996, Secretary of ESI since October 1992 and General Counsel of ESI since May 1991.

        Edward G. Hartigan has served as Senior Vice President of ESI since January 1993.

        Thomas W. Lauer has served as Senior Vice President of ESI since January 1993.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

        The following table sets forth certain information regarding compensation paid or accrued during each of the last three fiscal years to our Chief Executive Officer and each of our four other most highly compensated executive officers, based on salary and bonus earned during the 2001 fiscal year (the "Named Executive Officers").

Summary Compensation Table

					Long-Term Compensation
					Awards
		Annual Compensation
Name and Principal Position					Securities Underlying Options(2)	All Other Compensation(3)
	Year	Salary	Bonus(1)
Rene R. Champagne Chairman and Chief Executive Officer	2001 2000 1999	$388,000 366,800 350,000	$615,090 181,650 502,650	(4)	67,500 67,500 60,000	$21,642 14,864 57,083	(5)
Omer E. Waddles(6) President and Chief Operating Officer	2001 2000 1999	225,200 210,800 150,000	280,071 77,936 64,688		30,000 50,000 25,000	8,171 5,021 44,668	(7)
Thomas W. Lauer Senior Vice President	2001 2000 1999	199,433 189,133 180,343	220,008 61,800 119,216	(8)	20,000 20,000 20,000	9,912 8,476 7,235
Gene A. Baugh Senior Vice President and Chief Financial Officer	2001 2000 1999	189,666 179,067 169,800	220,008 61,800 217,830	(9)	20,000 20,000 20,000	9,143 7,836 6,708
Edward G. Hartigan Senior Vice President	2001 2000 1999	173,391 163,933 157,144	174,800 47,483 105,723	(10)	12,000 12,000 12,000	7,703 6,719 5,802

(1)
Amounts shown represent bonus compensation accrued in the stated year and paid in the subsequent year, except that the amount shown for 1999 includes the annual bonus award (the "Annual Bonus") and an additional one-time bonus award (the "Special Bonus") that was paid in February 1999 for the extraordinary contributions of the recipient during 1998 associated with ESI's February 23, 1998 change in control occasioned by Starwood, Inc.'s acquisition of ITT, the June 9, 1998 and February 1, 1999 secondary public offerings of ESI Common Stock owned by ITT, ESI's subsidiary reorganization, and ESI's change in the accreditation of its ITT Technical Institutes. The 1999 Special Bonus was paid with monies ESI received from ITT for administrative expenses related to the February 1, 1999 secondary public offering of ESI Common Stock owned by ITT. The Annual Bonuses for 1999, 2000 and 2001 were paid in components of cash and shares of ESI Common Stock, and the percentage of the share component depended on both the value of the recipient's holdings of ESI Common Stock prior to the payment of the bonus award and the recipient's preferred form of payment.

(2)
Stock options relate solely to shares of ESI Common Stock. None of the Named Executive Officers has received any SARs or restricted stock from ESI.

(3)
Except as otherwise specified, amounts shown represent: (a) employer contributions under the ESI 401(k) Plan, a defined contribution plan; and (b) employer contributions under the ESI Excess

  Savings Plan, a non-qualified retirement plan, and the interest accrued on those contributions. All contributions to the ESI 401(k) Plan are in the form of ESI Common Stock.

(4)
This number includes an Annual Bonus of $202,650 and a Special Bonus of $300,000.

(5)
This amount includes $41,666 that we paid to Mr. Champagne in satisfaction of ITT's obligations that we assumed with respect to Mr. Champagne's post-retirement medical benefits.

(6)
Mr. Waddles began his employment with us in April 1999.

(7)
This entire amount represents relocation expenses that we paid to Mr. Waddles.

(8)
This number includes an Annual Bonus of $69,216 and a Special Bonus of $50,000.

(9)
This number includes an Annual Bonus of $67,830 and a Special Bonus of $150,000.

(10)
This number includes an Annual Bonus of $55,723 and a Special Bonus of $50,000.

Compensation of Directors

        We do not compensate any Director who is an employee of ESI for service as a member of our Board of Directors or any standing committee of our Board of Directors. Compensation for non-employee Directors consists of:

  •
  an annual retainer of $18,000;

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  a $1,000 fee for each Board meeting attended in person;

  •
  a $500 fee for each Board meeting attended telephonically, unless the meeting is a telephonic meeting in which case the fee is $1,000;

  •
  a $500 fee for each standing committee meeting attended in person; and

  •
  a $250 fee for each standing committee meeting attended telephonically, unless the meeting is a telephonic meeting in which case the fee is $500.

        We reimburse Directors for reasonable, out-of-pocket travel expenses incurred on behalf of ESI.

        ESI Non-Employee Directors Deferred Compensation Plan.    On October 1, 1999, we established the ESI Non-Employee Directors Deferred Compensation Plan ("Directors Deferred Compensation Plan") covering all of our non-employee Directors. The Directors Deferred Compensation Plan provides that each non-employee Director may elect to receive payment of the annual retainer in cash or in shares of ESI Common Stock, in increments of 25% each. A non-employee Director who elects payment in shares of ESI Common Stock will receive that number of shares equal to the number obtained by dividing the dollar amount of the portion of the annual retainer to be paid in shares of ESI Common Stock by the fair market value of one share of ESI Common Stock determined as of the payment date. The value of any fractional share resulting from this calculation will be paid to the Director in cash.

        The Directors Deferred Compensation Plan also provides that each non-employee Director may elect to defer payment of all or a portion of the annual retainer. The deferral of payment of cash or shares of ESI Common Stock can only be made in increments of 25%. Any deferred cash amounts will accrue interest at the rate of 6% compounded annually. Any deferred shares of ESI Common Stock will be credited with any cash dividends on those shares and, on a semi-annual basis, those cash dividends will be converted to shares of ESI Common Stock based on its fair market value at the time of the conversion.

        No cash or shares of ESI Common Stock deferred by a non-employee Director under the Directors Deferred Compensation Plan will be paid to the non-employee Director until he or she is no longer a Director.

        1999 Outside Directors Stock Option Plan.    On July 28, 1999, we established the 1999 Outside Directors Stock Option Plan ("1999 Directors Stock Plan"), which provides for awards of nonqualified stock options to non-employee Directors. An aggregate of 250,000 shares of ESI Common Stock are reserved for issuance for option awards under the 1999 Directors Stock Plan (subject to adjustment in certain events).

        The 1999 Directors Stock Plan is administered by the Board. Under the plan, each non-employee Director automatically receives a stock option to purchase 2,000 shares of ESI Common Stock on the tenth business day following the annual meeting of shareholders, provided that such non-employee Director served in that capacity both before and after the annual meeting. In addition, the 1999 Directors Stock Plan permits the Board, at its discretion, to make special awards of stock options to non-employee Directors. The automatic stock option grant and any special awards are subject to the limitations set forth in the 1999 Directors Stock Plan.

        The number of shares of ESI Common Stock reserved for issuance and the number of shares subject to options under the 1999 Directors Stock Plan are subject to adjustment in certain events.

        The exercise price of a stock option awarded under the 1999 Directors Stock Plan may not be less than 100% of the fair market value of the ESI Common Stock on the date of the award. No option may be exercised prior to one year after the award date (except for special awards of stock options by the Board as permitted under the plan). Stock options granted under the 1999 Directors Stock Plan will expire within three months following the end of the non-employee Director's service on the Board for reasons other than death, disability or retirement. Notwithstanding the foregoing, the Board has the authority to establish different terms and conditions relating to the exercise of an option after the end of a non-employee Director's service on the Board. Stock options awarded under the 1999 Directors Stock Plan are not transferable other than by will or pursuant to the laws of descent and distribution. The maximum term of a stock option awarded under the 1999 Directors Stock Plan is ten years from the date of the award. The shares of ESI Common Stock issued upon the exercise of a stock option under the 1999 Directors Stock Plan may be made available from treasury shares or authorized but unissued shares. The option price may be paid (a) by check, (b) in ESI Common Stock, (c) through a simultaneous sale through a broker of ESI Common Stock acquired upon the exercise of the stock option or (d) by any combination of the foregoing.

        During 2001, an automatic award of nonqualified stock options was made under the 1999 Directors Stock Plan to seven non-employee Directors to purchase an aggregate of 14,000 shares of ESI Common Stock at an exercise price of $34.90. Each of the seven non-employee Directors received a stock option to purchase 2,000 shares of ESI Common Stock, and each of those options become exercisable one year after the date of the award.

Employee Stock Options

        1994 Stock Plan.    On December 27, 1994, the ITT Educational Services, Inc. 1994 Stock Option Plan (the "1994 Stock Plan") became effective, which provides for awards of nonqualified stock options to our key employees. An aggregate of 405,000 shares of ESI Common Stock are reserved for issuance for option awards under the 1994 Stock Plan. The 1994 Stock Plan expires on December 29, 2004.

        The 1994 Stock Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 1994 Stock Plan, the Compensation Committee has the authority to select the persons to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the awards, including the status of awards subsequent to the termination of a participant's employment with us. Awards of options are not transferable other than by will or pursuant to the laws of descent and distribution.

        The exercise price of a stock option awarded under the 1994 Stock Plan may not be less than 100% of the fair market value of the ESI Common Stock on the date of the award. No option may be exercised prior to one year after the award date. Subject to the discretion of the Compensation Committee, stock options granted under the 1994 Stock Plan will generally expire upon the termination of an employee's employment for reasons other than death, disability or retirement. Notwithstanding the foregoing, the Compensation Committee has the authority to establish different terms and conditions relating to the exercise of an option subsequent to the termination of a participant's employment. The maximum term of a stock option awarded under the 1994 Stock Plan will be ten years and two days from the date of the award. The shares of ESI Common Stock issued upon the exercise of a stock option under the 1994 Stock Plan may be made available from treasury shares or authorized but unissued shares.

        No individual may receive options for more than 67,500 shares of ESI Common Stock under the 1994 Stock Plan in any given calendar year. The option price may be paid (a) by check, (b) in ESI Common Stock, (c) through a simultaneous sale through a broker of ESI Common Stock acquired upon the exercise of the stock option or (d) by any combination of the foregoing.

        During 2001, the Compensation Committee did not grant any stock options under the 1994 Stock Plan.

        1997 Stock Plan.    On May 13, 1997, the 1997 ITT Educational Services, Inc. Incentive Stock Plan (the "1997 Stock Plan") became effective, which provides for the grant of stock options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). It also provides for the grant of nonqualified stock options, SARs, performance shares and restricted stock, or any combination of the foregoing, as the Compensation Committee may determine, as well as substitute stock options, stock appreciation rights and restricted stock (collectively, including incentive stock options, "Awards"). The 1997 Stock Plan will expire on May 15, 2007.

        Recipients of Awards under the 1997 Stock Plan must be, or have been at the time of grant, key employees (including any officer or director who is also an employee) whose responsibilities and decisions directly affect our performance or the performance of any of our subsidiaries or other affiliates. We presently have approximately 150 employees who fall within the category of key employees and may be considered for Awards under the 1997 Stock Plan.

        The 1997 Stock Plan contains a formula for establishing an annual limit on the number of shares which may be awarded (or with respect to which non-stock Awards may be made) in any given calendar year (the "Annual Limit"). The Annual Limit formula is expressed as a percentage of the total issued and outstanding ESI Common Stock as of the year end immediately preceding the year of the Awards (the "Plan Year"). Under the Annual Limit formula, the maximum number of shares of ESI Common Stock for which Awards may be granted in each Plan Year shall be 1.5% of the total of the issued and outstanding shares of ESI Common Stock as reported in our Annual Report on Form 10-K for the fiscal year ending immediately prior to any Plan Year. Any unused portion of the Annual Limit for any Plan Year shall be carried forward and be made available for Awards in succeeding Plan Years. In addition, in no event shall more than 4,050,000 shares of ESI Common Stock be cumulatively available for Awards of incentive stock options under the 1997 Stock Plan (subject to adjustments in certain events), and provided further, that no more than 20% of the total number of shares available on a cumulative basis shall be available for restricted stock and performance share Awards. For any Plan Year, no individual employee may receive stock options for more than 67,500 shares. Subject to the above limitations, shares of ESI Common Stock issued under the 1997 Stock Plan may be made available from the authorized but unissued ESI Common Stock, from treasury stock or from shares purchased on the open market.

        The Compensation Committee administers the 1997 Stock Plan and makes determinations with respect to the designation of those employees who shall receive Awards, the number of shares to be covered by options, SARs and restricted stock awards, the exercise price of options (which may not be less than 100% of the fair market value of ESI Common Stock on the date of grant), other option terms and conditions and the number of performance shares to be granted and the applicable performance objectives. The Compensation Committee may impose such additional terms and conditions on an Award as it deems advisable.

        Incentive stock options and related SARs under the 1997 Stock Plan must expire within ten years after grant; nonqualified stock options and related SARs will expire not more than ten years and two days after grant. The aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options that become exercisable for the first time by an employee in any calendar year may not exceed $100,000. No SAR may be exercised until at least six months after it is granted. The exercise price for options and SARs must be at least equal to the fair market value of the ESI Common Stock on the date of grant. The exercise price for options must be paid to us at the time of exercise and, in the discretion of the Compensation Committee, may be paid in the form of cash or already-owned shares of ESI Common Stock or a combination thereof. During the lifetime of an employee, an option may be exercised only by the individual (or his or her estate or designated beneficiary), no later than three months after his or her termination of employment (or for longer periods as determined by the Compensation Committee if termination is caused by retirement, total disability or death, but in no event later than the expiration of the original term of the option). If an optionee voluntarily resigns or is terminated for cause, the options and SARs are canceled immediately.

        Performance shares under the 1997 Stock Plan are contingent rights to receive future payments based on the achievement of individual or company performance objectives as prescribed by the Compensation Committee. The maximum number of performance shares that may be granted to any individual employee in any given year is 100,000. The amounts paid will be based on actual performance over a period from two to five years, as determined by the Compensation Committee, using one or more of the following objective criteria, as it deems appropriate: our earnings per share, return on equity, cash flow or total shareholder return. Payments may be made in the form of shares of ESI Common Stock, cash or a combination of ESI Common Stock and cash. The ultimate payments are determined by the number of shares earned and the price of ESI Common Stock at the end of the performance period. In the event an employee terminates employment during such a performance period, the employee will forfeit any right to payment. In the case of retirement, total disability, death or cases of special circumstances, however, the employee may, in the discretion of the Compensation Committee, be entitled to an Award prorated for the portion of the performance period during which he or she was employed by us.

        Restricted shares of ESI Common Stock awarded under the 1997 Stock Plan will be issued subject to a restriction period set by the Compensation Committee during which time the shares may not be sold, transferred, assigned or pledged. In the event an employee terminates employment during a restriction period, all such shares still subject to restrictions will be forfeited by the employee and reacquired by us. The Compensation Committee may provide for the lapse of restrictions in installments where deemed appropriate and it may also require the achievement of predetermined performance objectives in order for such shares to vest. The recipient, as owner of the awarded shares, shall have all other rights of a shareholder, including the right to vote the shares and receive dividends and other distributions during the restriction period. The restrictions may be waived, in the discretion of the Compensation Committee, in the event of the awardee's retirement, total disability, death or in cases of special circumstances.

        During 2001, the Compensation Committee granted nonqualified stock options under the 1997 Stock Plan to purchase an aggregate of 149,500 shares of ESI Common Stock to the named Executive Officers at an exercise price of $19.438 per share. Nonqualified stock options were granted to other

ESI employees in 2001 under the 1997 Stock Plan to purchase a total of: (a) 370,000 shares of ESI Common Stock at an exercise price of $19.438 per share; (b) 5,000 shares of ESI Common Stock at an exercise price of $29.90 per share; (c) 1,000 shares of ESI Common Stock at an exercise price of $36.300; (d) 1,000 shares of ESI Common Stock at an exercise price of $36.510; (e) 1,000 shares of ESI Common Stock at an exercise price of $38.060 per share; (f) 1,000 shares of ESI Common Stock at an exercise price of $38.500 per share; (g) 1,000 shares of ESI Common Stock at an exercise price of $38.660 per share; (h) 1,000 shares of ESI Common Stock at an exercise price of $39.090 per share; and (i) 1,000 shares of ESI Common Stock at an exercise price of $44.020 per share. No other Awards were made in 2001 under the 1997 Stock Plan.

        Option Grants in Last Fiscal Year.    The following table sets forth information with respect to stock options granted by ESI under the 1997 Stock Plan to the named Executive Officers during 2001. No stock options were granted under the 1994 Stock Plan during 2001.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
		% of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying Options Granted(1)
Name			Exercise Price(2)	Expiration Date
					5%	10%
Rene R. Champagne	67,500	12.7%	$19.438	1/25/11	$825,120	$2,091,082
Omer E. Waddles	30,000	5.6%	$19.438	1/25/11	366,720	929,370
Thomas W. Lauer	20,000	3.8%	$19.438	1/25/11	244,480	619,580
Gene A. Baugh	20,000	3.8%	$19.438	1/25/11	244,480	619,580
Edward G. Hartigan	12,000	2.3%	$19.438	1/25/11	146,688	371,748

(1)
Numbers shown represent nonqualified stock options to purchase ESI Common Stock.

(2)
Nonqualified stock options granted at 100% of the fair market value of ESI Common Stock on the date of grant. The options granted are exercisable in thirds on January 23 of each of the years 2002, 2003 and 2004.

(3)
The amounts shown are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of our stock price. We did not use an alternative formula for a grant date valuation, as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. At the end of the term of the options granted on January 23, 2001, the projected price per share of ESI Common Stock would be $31.662 at an assumed annual appreciation rate of 5% and $50.417 at an assumed annual appreciation rate of 10%.

        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.    The following table sets forth information with respect to the exercise of options to purchase ESI Common Stock by the named Executive Officers during 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Rene R. Champagne	0	$0	275,750	132,500	$5,250,625	$2,283,210
Omer E. Waddles	0	0	33,333	71,667	399,841	1,307,119
Thomas W. Lauer	47,500	1,053,316	49,999	40,001	709,415	678,557
Gene A. Baugh	0	0	97,499	40,001	1,818,527	678,557
Edward G. Hartigan	22,500	687,488	57,000	24,000	860,201	407,124

(1)
The closing price for ESI Common Stock on the New York Stock Exchange on December 31, 2001 was $36.87. Value is calculated on the basis of the difference between the option exercise price and $36.87, multiplied by the number of "In-the-Money" shares of ESI Common Stock underlying the option.

Employment Contract

        We have not entered into an employment contract with any of the named Executive Officers.

Severance Pay Plan

        Senior Executive Severance Pay Plan.    On February 16, 1999, we established the Senior Executive Severance Pay Plan (the "Severance Plan"), which provides severance benefits for Rene R. Champagne, the sole participant in the Severance Plan. Under the Severance Plan, Mr. Champagne will be entitled to severance benefits, unless his employment is terminated by us: (a) for cause; (b) on or after his normal retirement date; or (c) as a result of acceptance of employment, or refusal of comparable employment, with a purchaser of ESI, voluntary resignation, voluntary retirement, failure to return from an approved leave of absence (including a medical leave of absence), death or disability.

        The severance benefits include: (a) severance pay in an amount equal to the lower of 24 months' base salary, base salary for the number of months remaining between the termination of employment and his normal retirement date, or two times his total annual compensation during the year immediately preceding his termination; and (b) continued participation in our employee benefit plans (except for any short-term or long-term disability plans, the business travel accident plan or any new employee benefit plan adopted by us after his termination) during the period he receives severance pay.

        The Severance Plan includes offset provisions for other compensation from us and requirements on the part of Mr. Champagne with respect to non-competition and compliance with our Code of Corporate Conduct. While severance payments would ordinarily be made monthly over the scheduled term of such payments, we have the option to make such payments in the form of a single lump-sum payment discounted to present value.

        ESI Special Senior Executive Severance Pay Plan.    On October 16, 2001 we established the ESI Special Senior Executive Severance Pay Plan ("Special Severance Plan"), which provides severance benefits for a select group of ESI executives (including all of the Named Executive Officers) whose employment is terminated other than for cause or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event, as described below. The Special Severance Plan provides two levels of benefits for covered executives, based on the covered executive's position with ESI. If an executive is terminated within two years of an acceleration event, he or she would be entitled to:

  •
  two or three times his or her highest annual base salary during the three years immediately preceding termination and two or three times his or her highest bonus paid or awarded in the three years preceding an acceleration event;

  •
  continuation of health and life insurance benefits at the same levels for two or three years;

  •
  continued use of any ESI provided automobile at the same level for two or three years;

  •
  continuation of any tax or financial advisory services at the same level for two or three years;

  •
  a lump sum payment equal to the difference between the total lump sum value of his or her pension benefit under our pension plans and the total lump sum value of his or her pension benefit under our pension plans after crediting an additional two or three years of age and eligibility and benefit service using his or her highest annual base salary and bonus for purposes of determining his or her compensation under our pension plans;

  •
  credit for an additional two or three years of age and two or three years of eligibility service under the retiree life insurance benefits;

  •
  a lump sum payment equal to two or three times his or her highest annual base salary during the three years preceding termination times the highest percentage rate of our contributions to the ESI 401(k) Plan and/or the ESI Excess Savings Plan;

  •
  outplacement services for one year;

  •
  tax preparation services for the calendar year(s) in which he or she is paid any severance benefits under the Special Severance Plan; and

  •
  tax gross-up of certain of the payments.

        The Special Severance Pay Plan includes offset provisions for other compensation from us (including, without limitation, any compensation paid to Mr. Champagne under the Severance Plan). The Special Severance Pay Plan provides that the severance pay will be paid in a non-discounted lump sum amount within five business days or 30 calendar days following the covered executive's termination, depending on the severance pay benefit.

        An acceleration event under the Special Severance Pay Plan will occur if:

  •
  a report on Schedule 13D is filed with the Securities and Exchange Commission disclosing that any person, other than us or one of our subsidiaries or any employee benefit plan that we or one of our subsidiaries sponsors, is the beneficial owner of 20% or more of the outstanding ESI Common Stock;

  •
  a person, other than us or one of our subsidiaries or any employee benefit plan that we or one of our subsidiaries sponsors, purchases shares of ESI Common Stock in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 15% or more of the outstanding ESI Common Stock;

  •
  our shareholders approve:

  •
  any consolidation or merger of ESI in which we are not the continuing or surviving corporation or the ESI Common Stock is converted into cash, securities or other property, unless the transaction was a merger in which our shareholders immediately prior to the merger would have the same proportionate ownership of common stock of the surviving corporation that they held in ESI immediately prior to the merger; or

    •
    any sale, lease, exchange or other transfer of all or substantially all of our assets; or

  •
  a majority of the members of our Board of Directors changes within a 12-month period, unless the election or nomination for election of each of the new Directors by our shareholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period.

        The Special Severance Plan provides that Messrs. Champagne and Waddles would receive the higher level of benefits and that Messrs. Baugh, Hartigan and Lauer would receive the lower level of benefits.

Pension Plan

        ITT Pension Plan.    From December 15, 1995 to June 10, 1998, we participated in the Retirement Plan for Salaried Employees of ITT Corporation (the "ITT Pension Plan"), a non-contributory defined benefit pension plan that covered substantially all of our eligible salaried employees, including our executive officers. We paid the entire cost of the ITT Pension Plan with respect to our employees. Annual amounts of normal retirement pension commencing at age 65 based on average final compensation and benefit service, but before Social Security reductions and subject to the offset described below, are illustrated in the following table.

ITT Pension Plan Table

	Years of Service
Remuneration
	15	20	25	30	35	40
$50,000	$15,000	$20,000	$25,000	$28,750	$32,500	$36,250
100,000	30,000	40,000	50,000	57,500	65,000	72,500
200,000	60,000	80,000	100,000	115,000	130,000	145,000
300,000	90,000	120,000	150,000	172,500	195,000	217,500
400,000	120,000	160,000	200,000	230,000	260,000	290,000
500,000	150,000	200,000	250,000	287,500	325,000	362,500

        The annual pension amounts to 2% of a member's average final compensation (as defined below) for each of the first 25 years of benefit service prior to June 10, 1998, plus 1.5% of a member's average final compensation for each of the next 15 years of benefit service prior to June 10, 1998, reduced by 1.25% of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than 50% of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the ITT Pension Plan as the total of (a) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average, plus (b) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The amounts shown under "Salary" and "Bonus" in the Summary Compensation Table are the components of the compensation that are used for purposes of determining "average final compensation" under the ITT Pension Plan, but annual compensation in excess of $160,000 and compensation accrued after June 9, 1998 are not taken into account. The ITT Pension Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 and prior to normal retirement age following completion of 15 years of eligibility service. A member is vested in benefits accrued under the ITT Pension Plan upon completion of five years of eligibility service.

        Prior to December 19, 1995, we participated in the Retirement Plan for Salaried Employees of Old ITT (the "Old Pension Plan"). The terms of the Old Pension Plan were substantially identical to the terms of the ITT Pension Plan. Old ITT is responsible for administering the benefits under the Old Pension Plan with respect to its own employees as well as our retirees and Old ITT will be responsible for all benefits accrued thereunder. The ITT Pension Plan recognizes service with other companies that were part of Old ITT prior to December 19, 1995 for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any retirement plan of such companies covering the same period of service.

        Respective years of benefit service under the ITT Pension Plan, through June 9, 1998, are as follows: Mr. Baugh—20.589; Mr. Champagne—12.692; Mr. Hartigan—11.375; Mr. Lauer—29.442; and Mr. Waddles—0.000.

        ESI Pension Plan.    On June 9, 1998, we established the ESI Pension Plan covering substantially all of our eligible salaried employees, including our executive officers. Prior to that time, we participated in certain pension plans of ITT and Old ITT. See "—ITT Pension Plan." The ESI Pension Plan is a cash balance defined benefit plan, which provides a set benefit to participating employees at their retirement that is not affected by the amount of our contributions to the ESI Pension Plan trust or the investment gains or losses with respect to such contributions. At the end of each plan year (i.e., January 1 through December 31, except for the first plan year of June 9, 1998 through December 31, 1998), the ESI Pension Plan credits a bookkeeping account associated with each participating employee with (a) an amount based on the employee's compensation, age and years of benefit service (the "Pay Credit"), (b) interest on the balance in the bookkeeping account at the fixed rate of 8%, compounded annually, for Pay Credits credited to the bookkeeping account for plan years prior to the 2002 plan year and (c) interest Pay Credits credited to the bookkeeping account at a variable rate ranging from 6% to 12%, compounded annually, for Pay Credits credited to the bookkeeping account for the 2002 and subsequent plan years. The variable rate for a plan year is the average of the 30-year U.S. Treasury Bond (or a comparable instrument) rates on each of March 31, June 30 and September 30 of the immediately preceding plan year. At retirement, the participating employee will receive a benefit equal to the value of the bookkeeping account associated with such employee. We pay the entire cost of the ESI Pension Plan. The Pay Credit equals a percentage of the participating employee's compensation (including base pay, overtime pay and bonuses) for the plan year and is determined under the following schedule according to points based on the participating employee's age and years of benefit service:

	Standard Schedule Allocation Percentage
Points	Prior to 2002	Beginning in 2002
1-29	2.0	2.5
30-34	2.5	2.5
35-39	3.0	3.0
40-44	3.5	3.5
45-49	4.0	4.0
50-54	4.5	4.5
55-59	5.5	5.5
60-64	6.5	6.5
65-69	7.5	7.5
70-74	9.0	9.0
75-79	10.5	10.5
80+	12.0	12.0

        Participating employees who meet certain age and service requirements receive Pay Credits under the following "Transition Schedule" which is more generous:

	Transition Schedule Allocation Percentage
Points	Prior to 2002	Beginning in 2002
1-29	2.0	8.0
30-34	2.5	8.0
35-39	3.0	8.0
40-44	3.5	8.0
45-49	4.0	8.0
50-54	4.5	8.0
55-59	5.5	8.0
60-64	7.0	8.0
65-69	8.5	8.5
70-74	10.5	10.5
75-79	13.0	13.0
80+	16.0	16.0

Mr. Waddles receives Pay Credits under the "Standard Schedule," and Messrs. Champagne, Lauer, Baugh and Hartigan receive Pay Credits under the "Transition Schedule."

        The participating employee's points for a plan year equal the sum of the employee's age and years of benefit service as of the last day of the plan year. Any benefit service and vesting service with ITT or any of its affiliated companies that was credited to the participating employee under the ITT Pension Plan as of June 9, 1998 is treated as benefit service and vesting service, respectively, with us under the ESI Pension Plan. A participating employee who has completed five or more years of vesting service (or his or her beneficiary) is eligible to receive a distribution from the ESI Pension Plan upon the participating employee's retirement on or after age 55, disability, death or after the employee has both terminated employment and reached age 55. The form and timing of the distribution may vary. Respective years of benefit service under the ESI Pension Plan, through December 31, 2001, are as follows: Mr. Baugh—24; Mr. Champagne—16; Mr. Hartigan—15; Mr. Lauer—33; and Mr. Waddles—3. The estimated annual benefits payable upon retirement at age 65 (assuming an annual 4.5% increase in compensation, an interest accrual rate of 6% and that the form of distribution is an annuity) for each of the Named Executive Officers is as follows:

Executive Officer	Estimated Annual Benefit
Mr. Champagne	$22,462
Mr. Waddles	61,966
Mr. Lauer	51,749
Mr. Baugh	30,922
Mr. Hartigan	16,280

ESI Excess Pension Plan

        On June 9, 1998, we established the ESI Excess Pension Plan, an unfunded, non-qualified retirement plan for a select group of our management and highly compensated employees. The purpose of the ESI Excess Pension Plan is to restore benefits earned, but not available, to eligible employees under the ESI Pension Plan due to federal limitations on the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan. The practical effect of the ESI Excess Pension Plan is to continue the calculation of retirement benefits to all employees on a uniform basis. The form and timing of an eligible employee's benefits under the ESI Excess Pension

Plan are the same form and timing of that eligible employee's benefits under the ESI Pension Plan, except that those benefits will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ESI Excess Pension Plan). An eligible employee's benefits under the ESI Excess Pension Plan will generally be paid directly by us.

ESI 401(k) Plan

        On May 16, 1998, we established the ESI 401(k) Plan, a defined contribution plan. The ESI 401(k) Plan is designed to provide substantially all of our employees with a tax-deferred, long-term savings vehicle. For plan years beginning prior to 2002, we made a non-matching contribution equal to 1% of an employee's pay, and we made matching contributions in an amount equal to 50% of the employee's contribution, up to a maximum of 2.5% of the employee's salary. Beginning in 2002, we began making only matching contributions in an amount equal to (a) 100% of the first 1% of the employee's salary that the employee contributes to the plan and (b) 50% of the next 4% of the employee's salary that the employee contributes to the plan. All of our contributions are in the form of ESI Common Stock. Employees can elect to contribute from 1% to the maximum amount of their salaries that is permitted by federal law, and they have a choice of 12 investment funds in which to invest their contributions. For plan years beginning prior to 2002, employee contributions and our non-matching contribution vested immediately, while our matching contributions vested 20% for each full year that the employee was employed by us. Beginning in 2002, employee contributions vest immediately, while our matching contributions for (a) a current employee vests 20% for each of the first two full years and 60% for the third full year that the employee is employed by us, and (b) a new employee vests 0% for each of the first two full years and 100% for the third full year that the employee is employed by us.

ESI Excess Savings Plan

        On June 9, 1998, we established the ESI Excess Savings Plan, an unfunded, non-qualified deferred compensation plan for a select group of our management and highly compensated employees. The ESI Excess Savings Plan offers eligible employees, who are precluded by federal limitations from fully participating in the ESI 401(k) Plan, a means for (a) restoring the eligible employees' contributions lost under the ESI 401(k) Plan due to the federal limitations, (b) restoring our matching and non-matching contributions lost under the ESI 401(k) Plan due to the federal limitations and (c) providing eligible employees an opportunity to defer a portion of their salaries equal to either 5% or the same deferral percentage that they elected under the ESI 401(k) Plan. Any deferral of an eligible employee's salary under the ESI Excess Savings Plan applies only with respect to the salary that exceeds the federal limitations.

        For plan years beginning prior to 2002, we made a non-matching contribution under the ESI Excess Savings Plan equal to the difference between 1% of the eligible employee's salary and our non-matching contribution made for that eligible employee under the ESI 401(k) Plan, and we made matching contributions under the ESI Excess Savings Plan equal to 50% of the eligible employee's salary deferred under the ESI Excess Savings Plan up to a maximum of 2.5% of the eligible employee's salary. For 2002 and subsequent plan years, we make matching contributions equal to 100% of the first 1% and 50% of the next 4% of the eligible employee's salary that the employee contributes under the ESI Excess Savings Plan. Any amounts credited to an eligible employee under the ESI Excess Savings Plan will accrue interest at the rate of 8% compounded monthly. For plan years beginning prior to 2002, an eligible employee's salary deferrals and our non-matching contribution vest immediately, while our matching contributions vest 20% for each full year that the employee is employed by us. Beginning in 2002, an eligible employee's salary deferrals vest immediately, while our matching contributions for (a) a current employee vests 20% for each of the first two full years and 60% of the third full year that the employee is employed by us, and (b) a new employee vests 0% for each of the first two full years and 100% for the third full year that the employee is employed by us. The payment of the eligible employee's salary deferrals, our non-matching contribution, our vested matching contributions and the attributable interest accrued thereon is made in a single lump sum cash payment as soon as practicable following the earlier of the eligible employee's termination of employment or death.

ESI Executive Deferred Bonus Compensation Plan

        On March 15, 2000, we established the ESI Executive Deferred Bonus Compensation Plan ("Deferred Bonus Plan"), an unfunded, non-qualified deferred compensation plan for a select group of our management and highly compensated employees. The Deferred Bonus Plan provides that each eligible employee may elect to defer payment of all or a portion of his or her annual bonus compensation in the form of cash and/or shares of ESI Common Stock. The deferral of payment of cash or shares of ESI Common Stock can only be made in increments of 25%. Any deferred cash amounts will accrue interest at the rate of 6% compounded annually. Any deferred shares of ESI Common Stock will be credited with any cash dividends on those shares and, on a semi-annual basis, those cash dividends will be converted to shares of ESI Common Stock, based on its fair market value at the time of the conversion.

        An eligible employee under the Deferred Bonus Plan may elect to receive payment of the deferred portion of his or her annual bonus compensation (a) upon termination of his or her employment with us or (b) in January of any calendar year that is no earlier than the second calendar year after the year in which the deferred bonus compensation was determined.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are James D. Fowler, Jr., Daniel P. Weadock and Vin Weber. Except for James D. Fowler, Jr., none of the Committee members during 2001 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as an officer or employee of ESI. Mr. Fowler is an executive officer of Old ITT. A subsidiary of Old ITT is a party to an agreement with ESI covering the use of the "ITT" name. See "Certain Transactions."

Compensation Committee Report on Executive Compensation

        This report sets forth the executive compensation policies of the Committee with respect to ESI executive officers in general and the rationale for the specific decisions affecting the 2001 compensation of Mr. Champagne, ESI's Chief Executive Officer. This report also discusses the relationship between the compensation of ESI's four other most highly compensated executive officers and the performance of ESI.

        The Committee reviewed the compensation policies adopted and followed by the Committee with respect to all of ESI's executive officers and confirmed the guiding principles contained therein that executive officer compensation must be related to ESI's performance and must emphasize increasing shareholder value. The Committee also determined that the general components of the compensation policies pertaining to ESI executive officers (i.e., salaries, bonuses, long-term incentives and employee benefits) are sufficiently tied to ESI's performance.

        The Committee determined that ESI's continued success is due in part to its skilled executives. In setting and administering ESI's compensation policies and programs, the Committee attempts to target compensation to the median of the range of compensation provided to executives of corporations similar to ESI in terms of assets, sales, revenues and earnings. ESI's executive compensation programs are designed to attract, reward and retain skilled executives and to provide incentives which vary upon the attainment of short-term operating performance objectives and long-term performance goals. The main objective is to provide ESI executives with incentives directly linked to the creation of shareholder value.

        The Committee may select consultants from independent compensation and benefits consulting firms to provide advice on aspects of the ESI executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to obtain independent opinions on compensation proposals. The Committee has met, and will continue to meet, in executive sessions which are not attended by any ESI executives or managers. The Committee regularly reports its activities to the Board of Directors.

        The Compensation Program.    The compensation program for ESI executives presently consists of base salary, annual bonus, long-term incentives and employee benefits. It remains the intent of the Committee that incentives based on long-term performance should be the major component in the pay package for senior executives. The Committee believes that the use of ESI Common Stock in the payment of these incentives will enhance the ESI executives' commitment to the company's long-term performance. Discussed below is each element of the compensation program.

        Base Salary.    Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit.

        Annual Bonus.    The amounts of annual bonus awards are based on corporate financial performance for the year compared to an annual performance goal established by the Committee and approved by the Board at the beginning of the year. For 2001, such performance goal was 2001 earnings per share compared to 2000 earnings per share. The annual bonus awards for 2001 were paid in components of cash and shares of ESI Common Stock. The percentage of each component depended on the value of the executive's holdings of ESI Common Stock prior to the payment of the bonus award.

        Long-Term Incentives.    Stock option awards provide long-term incentives which are directly related to the performance of ESI Common Stock. Options generally have ten-year terms and closely align the executive's interests with those of other shareholders. Stock option awards are used to create performance incentives and promote equity ownership in ESI by executives.

        Employee Benefits.    Executives also participate in ESI's broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage and other benefit plans.

        Discussion of the Committee's Policy Regarding Qualifying Compensation for Deductibility Under Section 162(m) of the Internal Revenue Code. Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") created a new Code subsection 162(m), under which the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years on or after January l, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (a) the attainment of an objective performance goal or goals; (b) an outside director requirement; and (c) a shareholder approval requirement.

        In light of OBRA, it is the policy of the Committee to modify where necessary the executive compensation program so as to maximize the tax deductibility of compensation paid to its executive officers. Accordingly, the employee incentive plans include a fixed limit on the number of options that may be granted to any individual in any given year. Any future gains that may be realized upon the exercise of stock options granted under the 1997 Stock Plan will qualify as "performance-based compensation" and will be fully deductible by ESI.

        The Committee believes that the overall performance of its senior executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interests of ESI and its shareholders. Under some circumstances (other than in the context of the employee incentive stock plans), the Committee's use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used by the Committee, compensation may not be fully deductible. The Committee does not believe that such loss of deductibility will have any material impact on the financial condition of ESI.

        CEO Performance Evaluation.    The Committee met in executive session in January 2002 to review the overall performance of the Chief Executive Officer during 2001, particularly with respect to ESI's long range strategies and the achievement of both financial and non-financial objectives. Consideration was given to the Chief Executive Officer's role in building shareholder value and improving the return on the shareholders' investment. The Committee authorized a salary increase for Mr. Champagne effective January 1, 2002 of $25,000, raising his annual salary from $388,000 to $413,000. This merit increase, which followed a 12-month interval since Mr. Champagne's last salary review, was equivalent to 6.4% on an annualized basis and was based on an evaluation of his performance during 2001 and a comparison of the base salaries of the chief executive officers of companies similar in size to ESI in terms of assets, sales, revenues and earnings. The Committee compared ESI's 2001 financial performance with the 2001 annual bonus performance goal established by the Committee and approved the Board of Directors in January 2001 to determine the total 2001 annual bonus compensation amount available for allocation to ESI executives. The Committee determined that ESI's financial performance in 2001 exceeded the parameters of the 2001 annual bonus performance goal. Based on those results, the Committee approved the payment of a 2001 annual bonus award of $615,090 to Mr. Champagne, compared to a 2000 annual bonus award of $181,650. The Committee also evaluated the use of long-term incentives to tie Mr. Champagne's compensation to ESI's financial performance and increasing shareholder value. In this regard, the Committee granted Mr. Champagne in January 2002 a nonqualified stock option under the 1997 Stock Plan to purchase 55,000 shares of ESI common stock at an exercise price of $34.50 per share, compared to a similar stock option granted to Mr. Champagne in January 2001 to purchase 67,500 shares of ESI common stock at an exercise price of $19.438 per share.

                      Compensation Committee
                              James D. Fowler, Jr.
                              Daniel P. Weadock
                              Vin Weber

Performance Graph

        The performance graph set forth below compares the cumulative total shareholder return on ESI Common Stock with the S&P 500 Index and an Industry Group Index for the period from December 31, 1996 through December 31, 2001. The industry group consists of the following companies selected on the basis of the similar nature of their business: Apollo Group, Inc., Career Education Corp., Corinthian Colleges, Inc., DeVry, Inc., Education Management Corp., Strayer Education, Inc., Sylvan Learning Systems, Inc. and Whitman Education Group, Inc. (the "Industry Group"). We believe that, including us, the Industry Group represents a significant portion of the market value of publicly traded companies whose primary business is classroom education. The Industry Group includes all of the peer issuers in the former industry group, except that Argosy Education Group, Inc. and Computer Learning Centers, Inc. have been deleted, because they are no longer publicly traded companies (the "Former Industry Group").

Cumulative Total Return
(Based on $100 invested on December 31, 1996 and assumes
the reinvestment of all dividends)

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
ITT Educational Services, Inc	100.00	96.49	147.03	66.76	95.14	159.44
Industry Group Index	100.00	142.85	184.69	109.66	231.92	278.04
Former Industry Group Index	100.00	142.85	184.69	109.66	231.37	278.13
S&P 500 Index	100.00	133.36	171.47	207.56	188.66	166.24

        Notwithstanding anything to the contrary set forth in any of our previous filings under the 1933 Act or the 1934 Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

SECURITY OWNERSHIP

        The following table sets forth, as of February 15, 2002, the number of shares of ESI Common Stock beneficially owned by any person (including any group) known by management to beneficially own more than 5% of ESI Common Stock, by each Director, by each of the Named Executive Officers and by all of our current Directors and the executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to all shares indicated as beneficially owned.

	ESI Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class
Westport Asset Management, Inc. and Westport Advisers LLC 253 Riverside Avenue Westport, CT 06880	2,964,740	(2)	12.8%
Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,546,000	(3)	11.0%
Lazard Freres & Co. LLC 30 Rockefeller Plaza New York, NY 10020	1,902,650	(4)	8.2%
Waddell & Reed Investment Management Company, Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc. and Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	1,714,700	(5)	7.4%
Liberty Acorn Trust 237 West Monroe Street, Suite 3000 Chicago, IL 60606	1,633,000	(6)	7.1%
Credit Suisse Asset Management, LLC 466 Lexington Avenue New York, NY 10017	1,570,450	(7)	6.8%
Harris Associates L.P. and Harris Associates Inc. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	1,495,200	(8)	6.5%
Warburg Pincus Asset Management, Inc. 466 Lexington Avenue New York, NY 10017	1,466,575	(9)	6.3%
Rene R. Champagne	396,174	(10)	1.7%
Omer E. Waddles	75,961	(11)	*
Gene A. Baugh	111,935	(12)	*
Edward G. Hartigan	51,036	(13)	*

Thomas W. Lauer	79,658	(14)	*
Rand V. Araskog	213,947	(15)	*
John E. Dean	19,302	(16)	*
James D. Fowler, Jr.	15,750	(17)	*
Harris N. Miller	14,555	(18)	*
Daniel P. Weadock	13,947	(19)	*
Vin Weber	16,197	(20)	*
All current Directors and executive officers as a group (12)	1,121,174	(21)	4.7%

*
Less than 1%.

(1)
All shares of ESI Common Stock are owned directly except as otherwise indicated. Pursuant to SEC regulations, shares (a) receivable by Directors and executive officers upon exercise of employee stock options exercisable within 60 days after February 15, 2002, (b) allocated to the accounts of certain Directors and executive officers under the ESI 401(k) Plan at February 15, 2002 or (c) credited to the accounts of certain Directors under the ESI Non-Employee Directors Deferred Compensation Plan at February 15, 2002 are deemed to be beneficially owned by such Directors and executive officers.

(2)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner possesses voting and investment power over a total of 2,964,740 shares. Westport Advisers LLC ("Advisers") is a registered investment adviser and a subsidiary of Westport Asset Management, Inc. ("WAM"), which is also a registered investment adviser. Advisers and WAM have sole power to (a) vote or direct the vote of 373,600 shares and (b) dispose or direct the disposition of 373,600 shares. Advisers and WAM have shared power to (a) vote or direct the vote of 2,342,015 shares and (b) dispose or direct the disposition of 2,591,140 shares.

(3)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner possesses voting and investment power over a total of 2,546,000 shares. Liberty Wanger Asset Management, L.P. ("Liberty") is a registered investment adviser. WAM Acquisition GP, Inc., ("GP") is the general partner of Liberty. Liberty and GP have shared power to (a) vote or direct the vote of 2,546,000 shares and (b) dispose or direct the disposition of 2,546,000 shares.

(4)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is a registered investment adviser and broker-dealer and has sole power to (a) vote or direct the vote of 1,602,205 shares and (b) dispose or direct the disposition of 1,902,650 shares.

(5)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 1,714,700 shares. The shares reported are beneficially owned by one or more open-ended investment companies or other managed accounts which are advised or sub-advised by Waddell & Reed Investment Management Company ("WRIMCO"). WRIMCO is a registered investment adviser and a subsidiary of Waddell & Reed, Inc. ("WRI"). WRI is a registered broker-dealer and a subsidiary of Waddell & Reed Financial Services, Inc. ("WRFSI"). WRFSI is a parent holding company and a subsidiary of Waddell & Reed Financial, Inc. ("WDR"). WDR is a parent holding company. WRIMCO, and WDR, WRFSI and WRI through their ownership of WRIMCO, have sole power to (a) vote or direct the vote of 1,714,700 shares and (b) dispose or direct the disposition of 1,714,700 shares.

(6)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is an investment company and has shared power to (a) vote or direct the vote of 1,633,000 shares and (b) dispose or direct the disposition of 1,633,000 shares.

(7)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is a registered investment adviser and has sole power to (a) vote or direct the vote of 1,570,450 shares and (b) dispose or direct the disposition of 1,570,450 shares.

(8)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 1,495,200 shares. Harris Associates Inc. ("Harris Inc.") is the general partner of Harris Associates L.P. ("Harris LP"), which is a registered investment adviser. Harris Inc. and Harris LP have shared power to (a) vote or direct the vote of 1,495,200 shares and (b) dispose or direct the disposition of 855,000 shares. Harris Inc. and Harris LP have sole power to dispose or direct the disposition of 640,200 shares.

(9)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is a registered investment adviser and has (a) sole power to vote or direct the vote of 1,198,050 shares, (b) shared power to vote or direct the vote of 256,725 shares and (c) sole power to dispose or direct the disposition of 1,466,575 shares.

(10)
This number includes 50,594 shares owned directly, 4,830 shares owned under the ESI 401(k) Plan and 340,750 shares subject to presently exercisable options.

(11)
This number includes 7,292 shares owned directly, 336 shares owned under the ESI 401(k) Plan and 68,333 shares subject to presently exercisable options.

(12)
This number includes 11,996 shares owned directly, 650 shares owned under the ESI 401(k) Plan and 98,749 shares subject to presently exercisable options.

(13)
This number includes 3,679 shares owned directly, 3,857 shares owned under the ESI 401(k) Plan and 43,500 shares subject to presently exercisable options.

(14)
This number includes 8,903 shares owned directly, 756 shares owned under the ESI 401(k) Plan and 69,999 shares subject to presently exercisable options.

(15)
This number includes 200,853 shares owned directly, 1,094 shares deferred under the Directors Deferred Compensation Plan and 12,000 shares subject to presently exercisable options.

(16)
This number includes 5,514 shares owned directly, 450 shares owned by Mr. Dean's spouse, 1,338 shares deferred under the Directors Deferred Compensation Plan and 12,000 shares subject to presently exercisable options.

(17)
This number includes 3,750 shares owned directly and 12,000 shares subject to presently exercisable options.

(18)
This number includes 2,555 shares owned directly and 12,000 shares subject to presently exercisable options.

(19)
This number includes 244 shares owned directly, 1,703 shares deferred under the Directors Deferred Compensation Plan and 12,000 shares subject to presently exercisable options.

(20)
This number includes 2,250 shares owned directly, 1,947 shares deferred under the Directors Deferred Compensation Plan and 12,000 shares subject to presently exercisable options.

(21)
This number includes 301,782 shares owned directly, 450 shares owned indirectly, 13,279 shares owned under the ESI 401(k) Plan, 799,581 shares subject to presently exercisable options and 6,082 shares deferred under the Directors Deferred Compensation Plan.

CERTAIN TRANSACTIONS

Trade Name and Service Mark License Agreement.

        A Trade Name and Service Mark License Agreement (the "License Agreement"), among other things, provides that ITT Manufacturing Enterprises, Inc. ("MEI"), an Old ITT subsidiary, grants to us a perpetual, non-exclusive, non-transferable, worldwide, royalty-free license to use the "ITT" corporate and trade name, service mark and trademark "ITT" (the "Licensed Mark") solely in connection with the operation of our business and in a manner specifically identified in the License Agreement. The License Agreement further provides that (1) our use of the Licensed Mark shall be consistent with MEI's guidelines and standards, (2) certain of our materials bearing the Licensed Mark must contain a prescribed notice and (3) certain changes in control of ESI, as defined in the License Agreement, will terminate the License Agreement. James D. Fowler, Jr., a Director of ESI, is the senior vice president and director, human resources of Old ITT.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2003 Annual Meeting of Shareholders is November 22, 2002.

        In order to be considered at the 2003 Annual Meeting of Shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our By-Laws. Our By-Laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as Directors and of any business to be brought by a shareholder before a shareholders' meeting. With respect to annual meetings, our By-Laws provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as Director or Directors or may properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of ESI not less than 70 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, (1) notice by the shareholder of a nomination must be delivered or received not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made and (2) notice by a shareholder of any other business must be received not later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

        The advance notice provisions in our By-Laws also provide that in the case of a special meeting of shareholders called for the purpose of electing Directors, to be timely, a shareholder's notice must be delivered or received not earlier than the 90th day prior to such special meeting and not later than the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of nominees to be elected at such meeting is first made.

        The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 8 and Article III, Section 2 of our By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of ESI at 5975 Castle Creek Parkway, North Drive, P.O. Box 50466, Indianapolis, IN 46250-0466

.......................................................................................................................................................................................

ITT EDUCATIONAL SERVICES, INC.
5975 CASTLE CREEK PARKWAY, N. DRIVE
P.O. BOX 50466
INDIANAPOLIS, IN 46250-0466

P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Clark D. Elwood or Omer E. Waddles or Gene A. Baugh, as proxy, each with power to appoint his or her substitute and hereby authorizes each of them at the annual meeting of shareholders of ITT Educational Services, Inc. ("ESI") to be held at 10:00 a.m. on May 10, 2002 at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036, and at any adjournments thereof to vote all shares of ESI common stock which the undersigned could vote if personally present as designated on the reverse side of this proxy and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side of this proxy. The shares represented by this proxy will be voted as designated by you on the reverse side, or if no designation is made will be voted for proposal one. The proxy committee cannot vote your shares unless you sign and return this proxy.

SEE REVERSE SIDE	ITT EDUCATIONAL SERVICES, INC. P.O. Box 11170 NEW YORK, NY 10203-0170

V    Detach Proxy Card Here    V

......................................................................................................................................................................................

☒
☐	Please mark, sign, date and return this proxy promptly using the enclosed envelope.	Votes MUST be indicated (x) in Black or Blue Ink.

Directors recommend a vote FOR proposal one.

ONE: Election of Directors        FOR ALL    ☐        WITHHOLD FOR ALL    ☐        EXCEPTIONS    ☐

Director Nominees: John E. Dean, Omer E. Waddles and Vin Weber.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ________________________________________________________________________________________

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                          To change your address, please mark this box        ☐

                          Note: Please add your title if you are signing for a corporation or other business entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Date:	Share Owner sign here	Co-Owner sign here

QuickLinks

ELECTION OF DIRECTORS
INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
ITT Pension Plan Table
SECURITY OWNERSHIP
CERTAIN TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING